Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports Second Quarter 2014 Financial & Operating Results

Dallas, Texas (August 7, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the three and six months ended June 30, 2014. SMLP reported adjusted EBITDA of $48.0 million and adjusted distributable cash flow of $34.7 million for the second quarter of 2014, an increase of 30.5% and 14.6%, respectively, over the second quarter of 2013. SMLP reported $4.0 million of net income for the second quarter of 2014 compared to $8.8 million for the second quarter of 2013. Volume throughput on SMLP’s assets averaged 1,403 million cubic feet per day (“MMcf/d”) in the second quarter of 2014, an increase of 32.4% over 1,060 MMcf/d in the second quarter of 2013.
For the six months ended June 30, 2014, SMLP reported adjusted EBITDA of $94.6 million, an increase of $21.0 million, or 28.5%, over the comparable period in 2013. Adjusted distributable cash flow totaled $69.0 million for the first six months of 2014, an increase of $6.3 million, or 10.1%, over the comparable period in 2013. Net income totaled $10.4 million for the first six months of 2014 compared to $22.6 million in the comparable period in 2013. Volume throughput averaged 1,356 MMcf/d for the six months ended June 30, 2014, an increase of 26.1% over the comparable period in 2013.
Steve Newby, President and Chief Executive Officer of SMLP commented, “The second quarter was another record quarter for Summit with volume throughput averaging 1.4 Bcf/d, an increase of more than 32% over the second quarter of 2013. Importantly, each of our operating systems experienced sequential quarterly volume growth led by the continued ramp up of our Mountaineer System in the core of the Marcellus Shale. Our Red Rock system, which we acquired from Summit Investments in the first quarter of 2014, is outperforming our expectations. We are particularly encouraged by the level of producer activity around our DFW Midstream system which we expect will drive additional growth in the near term. Additionally, our team successfully resolved the operating issues on our Bison Midstream system during the quarter, which resulted in volume throughput growth of more than 26% over the first quarter of 2014.”
“Our strong second quarter financial results, together with our long-term growth outlook, enabled us to deliver our seventh consecutive quarterly distribution increase to unitholders, growing distributions per unit by 19.5% over the second quarter of 2013 and 4.0% over the first quarter of 2014. Our inventory of assets under development at Summit Investments continues to grow with over $300 million of new Bakken Shale projects previously announced in the second quarter of 2014. Given the strategic position of Summit Investments’ assets, which are located in some of the most attractive basins in the United States, we expect to continue to generate new organic development opportunities, which we believe will further enhance SMLP’s long-term growth visibility.”
Financial and operating results for the six months ended June 30, 2014 benefitted from SMLP’s June 2013 acquisition of Mountaineer Midstream Company, LLC (“Mountaineer Midstream”), which was acquired from an affiliate of MarkWest Energy Partners, L.P. (“MarkWest”).
SMLP’s financial and operating results retrospectively include financial and operating results from Bison Midstream since February 16, 2013, and from the Red Rock system since October 23, 2012, the date that each was originally acquired by Summit Investments.
Volume throughput on the Mountaineer Midstream system averaged 366 MMcf/d in the second quarter of 2014, up 28.1% over the first quarter of 2014 due to a continuation of active drilling by our anchor customer, Antero Resources Corp. (“Antero”). We are currently in the process of expanding throughput capacity on the Mountaineer Midstream system to 1,050 MMcf/d to support Antero's current and future anticipated drilling activities. The revenues associated with the incremental volume throughput will be driven by higher pressure natural gas gathering services. Volumes are expected to continue to grow on this system throughout the balance of 2014 as new Antero wells are connected by third parties upstream of our system and as processing capacity at MarkWest’s Sherwood Processing Complex increases from 600 MMcf/d currently, to 1.4 billion cubic feet per day (“Bcf/d”) by the third quarter of 2015.
Volume throughput on the Bison Midstream system averaged 15 MMcf/d in the second quarter of 2014, up 26.2% over the first quarter of 2014, but down 8.1% over the second quarter of 2013. Volume throughput on the Bison Midstream system grew continuously during the second quarter of 2014 increasing from approximately 14 MMcf/d in April to approximately 19 MMcf/d in June. The extreme winter weather and operational issues that negatively

EX 99.1-1

impacted volume throughput on the Bison Midstream system since the third quarter of 2013 were resolved in the second quarter of 2014. We expect volume growth to continue throughout the second half of 2014 as we continue to connect new pad sites and expand the system’s compression capacity. We currently have four compressor expansion projects underway on the Bison Midstream system including the construction of two new compressor stations to support producer activity.
Volume throughput on the DFW Midstream system averaged 350 MMcf/d in the second quarter of 2014, up 0.6% from the first quarter of 2014, but down 11.5% from the second quarter of 2013. This is the first time since the first quarter of 2013 that DFW Midstream has experienced sequential quarterly volume growth. Volume growth resulted from several customers bringing new wells online early in the second quarter of 2014. The new incremental volume throughput offset both the natural decline of existing wells on the system and the continuation from several customers to temporarily shut-in pad sites to drill or complete new wells. Given current drilling activity and producer plans in our service area, DFW Midstream volume throughput is expected to continue to increase throughout the second half of 2014.
In July 2014, SMLP executed an agreement with an affiliate of Energy Spectrum Capital to acquire Texas Energy Midstream, L.P. (“TEM”) for approximately $11.0 million. TEM is a natural gas gathering system with approximately 13 MMcf/d of current throughput from two customers that are developing acreage in Mansfield, TX, adjacent to the southern border of the DFW Midstream service area. The acquisition is expected to close by the end of the third quarter of 2014.
Volume throughput on the Grand River system averaged 672 MMcf/d in the second quarter of 2014, 1.4% over the first quarter of 2014, and 5.6% over the second quarter of 2013. Volume throughput increased in the second quarter of 2014 primarily due to growing volumes from the Red Rock system, which was favorably impacted by new pad site connections for WPX Energy, Inc., and Ursa Resources Group II, and the March 2014 start-up of the 20 MMcf/d cryogenic processing plant for Black Hills Corporation to process liquids-rich Mancos/Niobrara gas. Volume throughput on the legacy Grand River system totaled 464 MMcf/d in the second quarter of 2014, down 4.7% over the first quarter of 2014, and resulted from our anchor customer, Encana Corp.’s, temporary suspension of drilling activities in the Piceance Basin in 2014.
The Grand River system continues to benefit from its natural gas gathering agreements, which include minimum volume commitments (“MVCs”) that increase in both rate and volume commitment over the next few years, and largely mitigate the financial impact associated with declining volumes from certain customers. Lower volume throughput from certain Grand River customers during the second quarter of 2014 translated into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA.

	Volume Throughput By System
	QTD Period Ended June 30,		YTD Period Ended June 30,
(MMcf/d)	2014	2013	2014	2013
Average Daily Throughput:
Mountaineer Midstream (1)	366	12	326	6
Bison Midstream (2)	15	17	14	13
DFW Midstream	350	395	349	407
Grand River (3)	672	636	667	649
Total Average Daily Throughput:	1,403	1,060	1,356	1,075

(1)	Mountaineer Midstream was acquired by SMLP on June 21, 2013. For the period of SMLP’s ownership in 2013, average throughput was 120 MMcf/d.

(2)
Bison Midstream was acquired from an affiliate of Summit Investments in June 2013 and includes results for all periods in which common control existed, beginning in February 2013. For the period of SMLP’s ownership in 2013, average throughput was 17 MMcf/d.

(3)
Includes Red Rock volume throughput. The Red Rock assets were acquired by Grand River Gathering from an affiliate of Summit Investment in March 2014, and the Grand River system includes the financial and operational results associated with the Red Rock assets for all periods during which common control existed, beginning in October 2012.

EX 99.1-2

MVC Shortfall Payments
Adjusted EBITDA in the second quarter of 2014 was positively impacted by $12.9 million of adjustments associated with the MVC mechanisms in SMLP’s gathering agreements. Of the $12.9 million adjustment, $6.3 million was related to changes in deferred revenue and $6.6 million was related to MVC shortfall payment adjustments.

	Three Months Ended June 30, 2014
(In Millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Mountaineer Midstream	$—	$—	$—	$—
Bison Midstream	—	—	—	—
DFW Midstream	2.6	1.5	1.1	2.6
Grand River	3.7	—	3.7	3.7
Total	$6.3	$1.5	$4.8	$6.3

MVC Shortfall Payment Adjustments:
Mountaineer Midstream	$0.5	$0.5	$—	$0.5
Bison Midstream	—	—	2.6	2.6
DFW Midstream	0.1	0.1	(1.7)	(1.6)
Grand River	0.2	0.2	4.9	5.1
Total	$0.8	$0.8	$5.8	$6.6

TOTAL	$7.1	$2.3	$10.6	$12.9
SMLP billed its customers $7.1 million of MVC shortfall payments in the second quarter of 2014 due to actual volume throughput that was lower than the minimum volumes that those customers were contractually required to ship under their gas gathering agreements. Of the MVC shortfall payments, $6.3 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset gathering fees related to future throughput in excess of future period MVCs. MVC shortfall payment adjustments in the second quarter of 2014 totaled $5.8 million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems.
Certain of our gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that it is earned. For the second quarter of 2014, we recognized $0.8 million of gathering revenue associated with MVC shortfall payments from certain customers on the Mountaineer Midstream, DFW Midstream and Grand River systems.
Capital Expenditures
For the three months ended June 30, 2014, SMLP recorded total capital expenditures of $23.2 million, which included approximately $4.8 million of maintenance capital expenditures. Development activities during the second quarter of 2014 were related primarily to the construction of various pipeline and compressor expansion projects across our gathering systems to facilitate future expected volume throughput growth.

EX 99.1-3

SMLP continued its development of the Zinnia Loop project during the second quarter of 2014, which accounted for the majority of growth capex in the second quarter of 2014. Activity is also underway to increase the number of pad site connections and expand gathering capacity at Bison Midstream from 26 MMcf/d currently, to 32 MMcf/d by the end of the first quarter of 2015.
Capital & Liquidity
As of June 30, 2014, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $297.4 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $726.0 million, total leverage (net debt divided by EBITDA) was approximately 3.9 to 1 as of June 30, 2014.
On July 15, 2014, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC, closed a $300.0 million offering of senior unsecured notes due in 2022, which priced at par to yield 5.50%. The net proceeds from the senior notes offering were used to repay borrowings under SMLP’s $700.0 million revolving credit facility.
2014 SMLP Financial Guidance
SMLP is reaffirming its 2014 adjusted EBITDA guidance of $190.0 million to $210.0 million. SMLP continues to expect to pay a distribution for the fourth quarter of 2014 that is 15.0% to 20.0% over the $0.48 per unit distribution paid for the fourth quarter of 2013. Given the pending TEM acquisition and the decision to further expand compression capacity on the Bison Midstream system, SMLP is increasing its 2014 capital expenditure guidance from $100.0 million to $115.0 million to $125.0 million to $135.0 million, including $15.0 to $20.0 million of maintenance capital expenditures.
SMLP’s 2014 financial guidance excludes the effect of any other acquisitions or potential drop down transactions from Summit Investments.
Quarterly Distribution
On July 24, 2014, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.52 per unit on all outstanding common and subordinated units, or $2.08 per unit on an annualized basis, for the quarter ended June 30, 2014. This distribution will be paid on August 14, 2014 to unitholders of record as of the close of business on August 7, 2014.
This is SMLP’s seventh consecutive quarterly per unit distribution increase. It represents an increase of $0.085 per unit, or 19.5%, over the distribution paid for the second quarter of 2014 and an increase of $0.02 per unit, or 4.0%, over the distribution paid for the first quarter of 2014.
Second Quarter 2014 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, August 8, 2014, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6441 or toll-free 877-261-8990 and entering the passcode 37176450. The conference call will be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until August 22, 2014 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 37176450#. An archive of the conference call will also be available on SMLP’s website.
Summit Investments Sponsor Announcement
In June 2014, GE Energy Financial Services, Inc. (“GE-EFS”) exchanged 100% of its Class A membership interests in Summit Midstream Partners, LLC (“Summit Investments”), the privately held company that indirectly owns a 56.7% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, for a new class of membership interests, structured as Class C preferred interests. As a result of this transaction, GE-EFS will no longer participate as a Class A equity member at Summit Investments.

EX 99.1-4

We refer to Energy Capital Partners and GE-EFS as our “Sponsors” for the period from August 2011 until June 2014 and we refer to Energy Capital Partners as our sole “Sponsor” for the period subsequent to this exchange transaction.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments and loss on asset sales, less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and processing services pursuant to long-term, primarily fee-based natural gas gathering and processing agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,300 of pipeline and approximately 240,000 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 56.7% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, associated natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota and in the DJ Niobrara Shale in Colorado. Summit Investments is also developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio under a joint venture agreement with affiliates of MarkWest Energy Partners, L.P. and The Energy & Minerals Group. Summit Investments is a privately held company owned by members of management and funds controlled by Energy Capital Partners II, LLC and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2013 Annual Report on Form 10-K as updated and superseded by our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are

EX 99.1-5

made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$23,430	$20,357
Accounts receivable	53,345	67,877
Other assets	2,044	4,741
Total current assets	78,819	92,975
Property, plant and equipment, net	1,198,727	1,158,081
Intangible assets, net:
Favorable gas gathering contracts	17,010	17,880
Contract intangibles	367,146	383,306
Rights-of-way	101,923	100,991
Total intangible assets, net	486,079	502,177
Goodwill	115,888	115,888
Other noncurrent assets	13,621	14,618
Total assets	$1,893,134	$1,883,739

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$29,670	$25,117
Due to affiliate	1,578	653
Deferred revenue	2,609	1,555
Ad valorem taxes payable	6,883	8,375
Accrued interest	11,250	12,144
Other current liabilities	9,943	11,729
Total current liabilities	61,933	59,573
Long-term debt	726,000	586,000
Noncurrent liability, net	5,955	6,374
Deferred revenue	37,093	29,683
Other noncurrent liabilities	1,597	372
Total liabilities	832,578	682,002

Common limited partner capital	702,298	566,532
Subordinated limited partner capital	332,389	379,287
General partner interests	25,869	23,324
Summit Investments' equity in contributed subsidiaries	—	232,594
Total partners' capital	1,060,556	1,201,737
Total liabilities and partners' capital	$1,893,134	$1,883,739

EX 99.1-7

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$54,831	$47,914	$104,903	$93,888
Natural gas, NGLs and condensate sales and other	26,190	23,797	52,546	40,088
Amortization of favorable and unfavorable contracts	(225)	(250)	(451)	(530)
Total revenues	80,796	71,461	156,998	133,446

Costs and expenses:
Cost of natural gas and NGLs	16,378	13,438	31,660	21,403
Operation and maintenance	19,859	18,371	39,040	35,950
General and administrative	8,690	8,406	16,576	14,973
Transaction costs	76	2,435	612	2,473
Depreciation and amortization	20,480	16,801	40,122	30,714
Total costs and expenses	65,483	59,451	128,010	105,513
Other (expense) income	(5)	1	(4)	2
Interest expense	(10,803)	(3,023)	(17,947)	(4,903)
Income before income taxes	4,505	8,988	11,037	23,032
Income tax expense	(469)	(221)	(628)	(402)
Net income	$4,036	$8,767	$10,409	$22,630
Less: net income attributable to Summit Investments	—	699	2,828	2,082
Net income attributable to SMLP	4,036	8,068	7,581	20,548
Less: net income attributable to general partner, including IDRs	801	161	1,232	411
Net income attributable to limited partners	$3,235	$7,907	$6,349	$20,137

Earnings per limited partner unit:
Common unit – basic	$0.05	$0.16	$0.14	$0.41
Common unit – diluted	$0.05	$0.16	$0.14	$0.41
Subordinated unit – basic and diluted	$0.05	$0.16	$0.08	$0.41

Weighted-average limited partner units outstanding:
Common unit – basic	34,422,273	25,172,087	32,179,431	24,790,158
Common unit – diluted	34,618,506	25,281,104	32,360,022	24,871,033
Subordinated unit – basic and diluted	24,409,850	24,409,850	24,409,850	24,409,850

EX 99.1-8

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended June 30,			Six months ended June 30,
	2014		2013	2014		2013
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$36,012		$29,061	$69,555		$59,177
Adjusted EBITDA (1)	47,956		36,750	94,575		73,623
Capital expenditures	23,236		21,345	63,336		49,642
Acquisition capital expenditures (2)	—		458,914	305,000		458,914
Distributable cash flow	34,670		27,879	68,403		60,239
Adjusted distributable cash flow	34,746		30,314	69,015		62,712
Distributions declared (3)	31,953		23,740	62,337		44,663
Distribution coverage ratio (4)	1.09	x	*	1.11	x	*

Operating data:
Miles of pipeline (end of period)	2,324		2,232	2,324		2,232
Aggregate average throughput (MMcf/d)	1,403		1,060	1,356		1,075
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Reflects cash paid and value of units issued, if any, to fund acquisitions.
(3) For the three months ended June 30, 2014, reflects quarterly cash distributions of $0.52 per unit in respect of the second quarter of 2014 that will be paid August 14, 2014. For the three months ended June 30, 2013, reflects quarterly cash distributions of $0.435 per unit in respect of the second quarter of 2013 that was paid August 14, 2013. For the six months ended June 30, 2014, reflects year-to-date quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014 and $0.52 per unit in respect of the second quarter of 2014. For the six months ended June 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 and $0.435 per unit in respect of the second quarter of 2013.
(4) Distribution coverage ratio calculation for the three months ended June 30, 2014 is based on distributions in respect of the second quarter of 2014. Distribution coverage ratio calculation for the six months ended June 30, 2014 is based on distributions in respect of the first and second quarters of 2014.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended June 30,			Six months ended June 30,
	2014		2013	2014		2013
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income (1)	$4,036		$8,767	$10,409		$22,630
Add:
Interest expense	10,803		3,023	17,947		4,903
Income tax expense	469		221	628		402
Depreciation and amortization expense	20,480		16,801	40,122		30,714
Amortization of favorable and unfavorable contracts (2)	225		250	451		530
Less:
Interest income	1		1	2		2
EBITDA (1)	$36,012		$29,061	$69,555		$59,177
Add:
Unit-based compensation	1,361		940	2,424		1,402
Adjustments related to MVC shortfall payments (3)	10,577		6,749	22,590		13,044
Loss on asset sales	6		—	6		—
Adjusted EBITDA (1)	$47,956		$36,750	$94,575		$73,623
Add:
Interest income	1		1	2		2
Less:
Cash interest paid	2,845		2,125	17,153		4,014
Senior notes interest (4)	5,625		875	(875)		875
Cash taxes paid	—		660	—		660
Maintenance capital expenditures	4,817		5,212	9,896		7,837
Distributable cash flow	$34,670		$27,879	$68,403		$60,239
Add:
Transaction costs (1)	76		2,435	612		2,473
Adjusted distributable cash flow	$34,746		$30,314	$69,015		$62,712

Distributions declared (5)	$31,953		$23,740	$62,337		$44,663

Distribution coverage ratio	1.09	x	*	1.11	x	*
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest represents the net of interest expense accrued and paid during the period.  Interest on the $300.0 million 7.5% senior notes due 2021 is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.

EX 99.1-10

(5) For the three months ended June 30, 2014, reflects quarterly cash distributions of $0.52 per unit in respect of the second quarter of 2014 that will be paid August 14, 2014. For the three months ended June 30, 2013, reflects quarterly cash distributions of $0.435 per unit in respect of the second quarter of 2013 that was paid August 14, 2013. For the six months ended June 30, 2014, reflects year-to-date quarterly cash distributions of $0.50 per unit in respect of the first quarter of 2014 and $0.52 per unit in respect of the second quarter of 2014. For the six months ended June 30, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013 and $0.435 per unit in respect of the second quarter of 2013.
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-11